EXHIBIT 99.1

UTMD Reports Financial Performance for Second Calendar Quarter and First Half 2022

Contact: Crystal Rios (801) 566-1200	July 26, 2022

Salt Lake City, Utah – UTMD achieved second calendar quarter (2Q) and first half (1H) 2022 financial results better than those anticipated in its beginning of year projections.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.  Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Overview of Results

In brief, UTMD was able to adjust to the challenges of rapidly rising variable costs in the 1H of 2022.

The following is an income statement summary comparison of 2Q and 1H 2022 with 2Q and 1H 2021 according to U.S. Generally Accepted Accounting Principles (US GAAP):

	2Q	1H
	(April – June)	(January-June)
Revenues (Sales):	+ 7%	+ 9%
Gross Profit (GP):	+ 5%	+ 6%
Operating Income (OI):	+ 6%	+ 11%
Income Before Tax (EBT):	+ 8%	+ 12%
Net Income (NI):	+ 20%	+ 18%
Earnings Per Share (EPS):	+ 20%	+ 18%

The above comparisons of GP and OI indicate costs rising faster than revenues in 1H 2022.  The expansion in EBT was due to better non-operating income.  The high expansion in NI and EPS was due to comparison after a one-time negative income tax provision adjustment in the prior year as a result of a long-term tax rate change enacted in the UK in June 2021.

For clarity, the above comparisons of NI and EPS according to US GAAP were affected by a long term deferred tax liability (DTL) adjustment on the balance of Femcare identifiable intangible assets (IIA) in 2Q 2021. As stockholders may remember, the DTL was initiated as part of the 2011 acquisition of Femcare because the expense from amortizing Femcare IIA, most of which is occurring over a fifteen year time span from the acquisition date, is not tax-deductible in the UK. According to US GAAP, the future tax impact of a change in DTL must be recognized in the quarter in which a tax law change is enacted.  In 2Q 2021, a $390 increase in DTL over the remaining five years of amortization occurred because in June 2021, UK parliament ratified an increase of the UK corporate income tax rate from 19% to 25% beginning on April 1, 2023, which affects the deferred taxes for IIA to be amortized after April 1, 2023 until fully amortized as of March 2026.

UTMD management believes that the presentation of results excluding the unfavorable deferred tax liability adjustment to its 2Q and 1H 2021 income tax provisions provide meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s year-to-prior-year operating result comparisons. The non-US GAAP exclusion only affects Net Income and Earnings Per Share.

Excluding the 2Q 2021 deferred tax liability increase and resulting “one-time” tax provision increase in 2Q 2021 due to the UK income tax rate change, the resulting year-to-year period comparisons of non-US GAAP NI and EPS changes are consistent with that of EBT:

	2Q	1H
	(April – June)	(January-June)
NI (non-US GAAP):	+ 8%	+ 12%
EPS (non-US GAAP):	+ 8%	+ 12%

Sales in all product categories, except for domestic U.S. sales of the Filshie Clip System, were up in 2Q and 1H 2022 compared to the same periods in 2021. Sales invoiced in foreign currencies, which represented 29% of total consolidated sales (when expressed in USD) during 2Q 2022, and 26% during 1H 2022, were hindered by a stronger USD.  USD sales in 2Q 2022 were approximately 3% lower, and 2% lower for the 1H, to that which would have resulted using the same foreign currency exchange (FX) rates as in the prior year’s same periods (“constant currency” sales).

Profit margins in 2Q and 1H 2022 compared to 2Q and 1H 2021 follow:

	2Q 2022 (Apr – Jun)	2Q 2021 (Apr – Jun)	1H 2022 (Jan – Jun)	1H 2021 (Jan – Jun)
Gross Profit Margin (GP/ sales):	60.7%	61.8%	60.9%	62.5%
Operating Income Margin (OI/ sales):	37.7%	37.8%	37.2%	36.7%
Net Income Margin (US GAAP)	30.6%	27.2%	29.7%	27.4%
Net Income Margin (Non-US GAAP, B4 DTL Adj):	30.6%	30.3%	29.7%	29.0%

Note:  The Net Income Margin is NI divided by sales.

In 2Q and 1H 2022, the dilution in GP Margin from variable costs rising more than sales was mitigated in the OI Margin as a result of better absorption of fixed IIA amortization expense and a reduction of foreign currency operating expenses in USD terms due to the stronger USD. The improvement in Net Income and EPS was greater than the growth in sales primarily as a result of the additional benefit of higher non-operating income. Please see the income statements on the last page of this report.

UTMD’s June 30, 2022 Balance Sheet continued strong, with no debt. Ending Cash and Investments were $66.2 million on June 30, 2022 compared to $61.0 million on December 31, 2021.  The June 30, 2022 cash balance resulted after paying $1.1 million in cash dividends to stockholders and repurchasing $2.5 million in UTMD stock during 2Q 2022. During the last twelve months (TTM) since June 30, 2021, UTMD has returned $12,943 to stockholders in the form of cash dividends and UTMD share repurchases.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 2Q 2022 compared to the end of calendar year 2021 and the end of 2Q 2021 were

	6-30-22	12-31-21	Change	6-30-21	Change
GBP	1.21601	1.35358	(10.2%)	1.38065	(11.9%)
EUR	1.04657	1.13765	( 8.0%)	1.18514	(11.7%)
AUD	0.69042	0.72678	( 5.0%)	0.74952	( 7.9%)
CAD	0.77691	0.79016	( 1.7%)	0.80619	( 3.6%)

Revenues (sales) -2Q 2022

Total consolidated 2Q 2022 UTMD worldwide (WW) sales were $824 (+6.5%) higher than in 2Q 2021. Without the negative impact of a stronger USD in converting foreign currency sales, WW constant currency sales were $1,280 higher (+10.2%) than in 2Q 2021, which was the second highest sales quarter of 2021.  “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared.

Overall 2Q 2022 U.S. domestic sales were 2.4% lower and outside the U.S. (OUS) sales were 22.2% higher, despite an FX rate $456 (10.6%) negative impact on sales invoiced in foreign currencies. In other words, 2Q 2022 constant currency OUS sales were 32.2% higher than in 2Q 2021. In 2021, U.S. domestic sales recovered from the COVID-19 pandemic faster than OUS sales.  In 2022, it appears that OUS sales are catching up with the U.S. recovery.

Domestic U.S. sales in 2Q 2022 were $7,829 compared to $8,023 in 2Q 2021.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S.  Direct non-Filshie device sales, representing 51% of total domestic sales, were $266 (+7.1%) higher in 2Q 2022 than in 2Q 2021. Domestic OEM sales, representing 34% of total domestic sales, were $16 (0.6%) lower. Domestic Filshie device sales, representing 15% of total domestic sales, were $444 (27.9%) lower in 2Q 2022 compared to 2Q 2021.

OUS sales in 2Q 2022 were $5,599 compared to $4,581 in 2Q 2021. The increase in USD-denominated OUS sales is understated in constant currency terms.  The stronger USD subtracted $456 from 2Q 2022 OUS sales invoiced in GBP, EUR, AUD and CAD currencies. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 2Q 2022 and 2Q 2021 for revenue purposes follow:

	2Q 2022	2Q 2021	Change
GBP	1.2525	1.3986	(10.4%)
EUR	1.0571	1.2043	(12.2%)
AUD	0.7178	0.7696	( 6.7%)
CAD	0.7847	0.8119	( 3.4%)

The weighted average unfavorable impact on 2Q 2022 foreign currency OUS sales was 10.6%.  In constant currency terms, foreign currency sales in 2Q 2022 were 32.2% higher than in 2Q 2021. The portion of OUS sales invoiced in foreign currencies in USD terms were 29% of total consolidated 2Q 2022 sales compared to 27% in 2Q 2021.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user OUS 2Q 2022 sales in USD terms (including the negative impact of FX rate differences) were 11% lower in Ireland with the EUR FX rate down 12%, 1% lower in Canada with the CAD FX rate down 3%, about the same in the UK with the GBP FX rate down 10%, 23% lower in Australia/New Zealand with the AUD FX rate down 7%, and 15% higher in France with the EUR FX rate down 12%. Sales to OUS distributors were 41% higher in 2Q 2022 than in 2Q 2021.

Sales -1H 2022

Total consolidated 1H 2022 UTMD WW sales were $2,184 (+9.3%) higher than in 1H 2021. Constant currency sales were $2,792 (+11.8%) higher.  U.S. domestic sales were 6.8% higher and OUS sales were 13.4% higher in 1H 2022 compared to 1H 2021. In constant currency terms, 1H 2022 OUS sales were up 20.4%.

Domestic U.S. sales in 1H 2022 were $15,813 compared to $14,805 in 1H 2021.  Direct non-Filshie device sales, representing 51% of total domestic sales, were $859 (+12.0%) higher in 1H 2022 than in 1H 2021, led by an increase in domestic neonatal device sales. OEM sales, representing 34% of total domestic sales, were $767 (+16.7%) higher.  Domestic Filshie device sales, representing 15% of total domestic sales, were $618 (20.1%) lower in 1H 2022 compared to 1H 2021.

OUS sales in 1H 2022 were $9,938 compared to $8,762 in 1H 2021. The increase in USD-denominated OUS sales is understated in constant currency terms.  The stronger USD subtracted $608 from 1H 2022 OUS sales invoiced in GBP, EUR, AUD and CAD currencies. The transaction-weighted average FX rates from the applicable foreign currency to USD during 1H 2022 and 1H 2021 for revenue purposes follow:

	1H 2022	1H 2021	Change
GBP	1.2886	1.3908	( 7.3%)
EUR	1.0852	1.2037	( 9.8%)
AUD	0.7206	0.7711	( 6.6%)
CAD	0.7866	0.8009	( 1.8%)

The weighted-average FX rate negative impact on 1H 2022 foreign currency OUS sales was 8.3%. In constant currency terms, foreign currency sales in 1H 2022 were 20.4% higher than in 1H 2021. The portion of OUS sales invoiced in foreign currencies in USD terms were 26% of total consolidated 1H 2022 sales compared to 27% in 1H 2021. Direct to end-user OUS 1H 2022 sales in actual USD terms were 5% higher in Ireland with a 10% lower EUR, 8% lower in Canada with a 2% lower CAD, 3% lower in France with a 10% lower EUR, 23% higher in the UK with a 7% lower GBP, and 28% lower in Australia/New Zealand with a 7% lower AUD.  Sales to OUS distributors were 24% higher in 1H 2022 than in 1H 2021.

Gross Profit (GP)

GP results from subtracting the costs of production, manufacturing engineering, depreciation of equipment, maintenance and repairs, quality assurance including regulatory compliance, and purchasing including freight for receiving materials from suppliers. As expected, despite dilution of fixed overhead costs from higher sales, the 2Q and 1H significant inflationary increases in UTMD’s variable manufacturing costs squeezed UTMD’s GP Margin (GPM). UTMD’s 2Q 2022 GP was $365 (+4.7%) higher than in 2Q 2021. UTMD’s 1H 2022 GP was $951 (+6.5%) higher than in 1H 2021.  Although revenue was up more than GP in both 1Q and 1H periods, the resulting lower GPMs remained consistent with UTMD’s long term profitability goals.  Incremental direct labor costs increased significantly as a result of competition for a limited number of people currently seeking work, and the Company’s efforts to help mitigate the negative impact of inflation on its long-term employees. UTMD also experienced double-digit percentage cost increases in raw materials costs.  Incoming freight costs to receive raw materials doubled. The growing administrative burden of compliance with regulatory requirements, particularly OUS, continued to pressure UTMD’s GPM.  Although managing the rapid rise in variable manufacturing costs will apparently continue to be a significant challenge for the rest of 2022, the 1H 2022 GPM helps confirm that UTMD is likely to be able to successfully manage it.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP. After subtracting OE from higher 2Q and 1H 2022 GP, OI in 2Q 2022 was $5,057 compared to $4,765 in 2Q 2021, an increase of 6.1%, representing a healthy OI Margin (OI as a percentage of sales) of 37.7%.  OI in 1H 2022 was $9,579 compared to $8,652 in 1H 2021, an increase of 10.7%, representing an OI margin of 37.2%.  The increase in OI was almost the same as the increase in sales despite a lower GPM and higher litigation expenses (included in G&A OE) because of two offsetting factors; 1) better absorption of fixed IIA amortization expenses (i.e. a lower percentage of sales for relatively fixed non-cash expenses), and 2) a reduction in USD-denominated foreign currency OE of foreign subsidiaries as a result of a stronger USD (i.e. lower FX rates for the EUR, GBP, AUD and CAD expenses).

OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses. The following table summarizes OE in 2Q and 1H 2022 compared to the same periods in 2021 by OE category:

OE Category	2Q 2022	% of sales	2Q 2021	% of sales	1H 2022	% of sales	1H 2021	% of sales
S&M:	$357	2.7	$364	2.9	$693	2.7	$748	3.2
G&A:	2,602	19.3	2,528	20.1	5,153	20.0	5,073	21.5
R&D:	135	1.0	128	1.0	258	1.0	259	1.1
Total OE:	3,094	23.0	3,020	24.0	6,104	23.7	6,080	25.8

A stronger USD helped decrease foreign currency OE when converted to USD by $100 in 2Q 2022 and $135 in 1H 2022. The following table summarizes “constant currency” OE in 2Q and 1H 2022 compared to the same periods in 2021 by OE category:

OE Category	2Q 2022 const FX	2Q 2021	1H 2022 const FX	1H 2021
S&M:	$366	$364	$707	$748
G&A:	2,693	2,528	5,274	5,073
R&D:	135	128	258	259
Total OE:	3,194	3,020	6,239	6,080

OUS OE when converted to USD were decreased 10% in 2Q 2022 and 7% in 1H 22 by the FX rate change. Constant currency 2Q 2022 OE were 6% higher than in 2Q 2021, and 3% higher in 1H 2022 than in 1H 2021. In other words, the FX rate change which decreased foreign OE in USD terms almost offset the higher G&A expenses in the U.S.

A segmentation of USD-denominated G&A expenses by subsidiary location follows. Note that over 60% of G&A expenses were non-cash expenses from the amortization of IIA associated with the Filshie Clip System:

G&A Exp Category	2Q 2022	% of sales	2Q 2021	% of sales	1H 2022	% of sales	1H 2021	% of sales
IIA Amort- UK:	$498	3.7	$556	4.4	$1,030	4.0	$1,106	4.7
IIA Amort– CSI:	1,105	8.2	1,105	8.8	2,210	8.6	2,210	9.4
Other– UK:	142		155		296		312
U.S. Litigation	165		-		226		-
Other– US:	528		552		1,082		1,113
IRE:	85		77		152		161
AUS:	42		42		85		88
CAN:	37		41		72		83
Total G&A:	2,602	19.3	2,528	20.1	5,153	20.0	5,073	21.5

OUS G&A expenses were $804 in 2Q 2022 compared to $871 in 2Q 2021. OUS G&A expenses were $1,634 in 1H 2022 compared to $1,750 in 1H 2021.  The table below identifies “constant currency” OUS G&A expenses for 2Q and 1H 2022 compared to the same periods in 2021:

G&A Exp Category	2Q 2022 const FX	2Q 2021	1H 2022 const FX	1H 2021
IIA Amort- UK:	$556	$556	$1,106	$1,106
Other– UK:	159	155	318	312
IRE:	97	77	168	161
AUS:	44	42	91	88
CAN:	38	41	73	83
Total G&A:	894	871	1,756	1,750

Period to period product development (R&D) expenses varied slightly depending on specific project costs. Since almost all R&D is being carried out in the U.S., there was negligible FX rate impact.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 2Q 2022 EBT was $5,199 (38.7% of sales) compared to $4,825 (38.3% of sales) in 2Q 2021. Consolidated 1H 2022 EBT was $9,729 (37.8% of sales) compared to $8,723 (37.0% of sales) in 1H 2021.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms on June 30, 2022; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 2Q 2022 was $142 compared to $60 net NOI in 2Q 2021. Net NOI in 1H 2022 was $150 compared to $71 net NOI in 1H 2021.  With higher cash balances and higher interest rates in 2022 compared to 2021, UTMD received more interest income. UTMD Ireland realized $17 more NOI in 2Q 2022 than in 2Q 2021, and $69 more NOI in 1H 2022 than in 1H 2021, from renting underutilized facility space.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its ability to sustain performance during a challenging economic time.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2022 consolidated EBT excluding the remeasured bank balance currency gain or loss (“adjusted consolidated EBITDA”) was $7,005 (+4.6%) compared to $6,695 in 2Q 2021.  Adjusted consolidated EBITDA at $13,376 in 1H 2022 was 7.3% higher compared to $12,471 in 1H 2021. Adjusted consolidated TTM EBITDA was $27,435 as of June 30, 2022.

UTMD’s adjusted consolidated EBITDA as a percentage of sales (EBITDA margin) was 52.2% in 2Q 2022 compared to 53.1% in 2Q 2021. UTMD’s EBITDA margin was 51.9% in 1H 2022 compared to 52.9% in 1H 2021. The lower 2022 EBITDA margins reflect the 2022 GPM squeeze. Nevertheless, management believes that current EBITDA margins demonstrate continued outstanding operating performance.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	2Q 2022	2Q 2021	1H 2022	1H 2021
EBT	$5,199	$4,825	$9,729	$8,723
Depreciation Expense	153	162	302	326
Femcare IIA Amortization Expense	498	556	1,030	1,106
CSI IIA Amortization Expense	1,105	1,105	2,211	2,211
Other Non-Cash Amortization Expense	8	10	16	18
Stock Option Compensation Expense	40	41	83	82
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	2	(4)	5	5
UTMD non-US GAAP EBITDA:	$7,005	$6,695	$13,376	$12,471

Note

All UTMD income statement measures from GP through EBT, including non-US GAAP adjusted consolidated EBITDA, for both 2022 and 2021 time periods were unaffected by the 2Q 2021 enacted change in the UK corporate income rate.

Net Income (NI)

NI in 2Q 2022 of $4,103 (30.6% of sales) was 19.7% higher than the US GAAP NI of $3,426 (27.2% of sales) in 2Q 2021.  Excluding the “one-time” income tax provision increase recognized in 2Q 2021 as a result of a future UK tax rate increase and resulting DTL adjustment, diluted NI in 2Q 2022 was $4,103 (30.6% of sales) compared to non-US GAAP NI of $3,817 (30.3% of sales) in 2Q 2021, a 7.7% increase, which is consistent with the increase in EBT per US GAAP.

As a reminder, in 2Q 2021, because the UK reset its corporate tax rate from 19% to 25% beginning with 2Q 2023, it caused UTMD to have to book an additional $390 in its 2Q 2021 income tax provision that represents the additional tax which would be paid in the UK over the remaining IIA amortization life of the 2011 Femcare acquisition. Excluding the $390 DTL increase in 2Q 2021 which reduced NI by that same amount, 2Q 2021 non-US GAAP NI was $3,817 (30.3% of sales) compared to 2Q 2021 US GAAP NI of $3,427 (27.2% of sales).  Excluding the same tax provision increase in 1H 2021 due to the DTL adjustment, non-US GAAP 1H 2021 NI was $6,840 (29.0% of sales), compared to US GAAP 1H 2021 NI of $6,450 (27.4% of sales).

The average consolidated income tax provisions (as a % of the same period EBT) per US GAAP in 2Q 2022 and 2Q 2021 were 21.1% and 29.0% respectively, and were 21.5% and 26.1% in 1H 2022 and 1H 2021 respectively. As the tax rates for 2Q and 1H 2021 are not directly related to EBT generated in the same periods, UTMD provides the following tax rates excluding the 2Q 2021 $390 tax provision adjustment: The resulting non-GAAP income tax provision rates were 21.1% and 20.9% for 2Q 2022 and 2Q 2021 respectively, and were 21.5% and 21.6% for 1H 2022 and 1H 2021 respectively.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS)

Diluted EPS in 2Q 2022 were $1.124 compared to US GAAP diluted EPS of $0.937 in 2Q 2021, a 19.9% increase.  Excluding the “one-time” income tax provision increase recognized in 2Q 2021 as a result of a future UK tax rate increase and a DTL adjustment, diluted EPS in 2Q 2022 were $1.124 compared to non-US GAAP diluted EPS of $1.044 in 2Q 2021, a 7.7% increase, consistent with the increase in EBT per US GAAP.

Diluted EPS in 1H 2022 were $2.088 compared to US GAAP diluted EPS of $1.765 in 1H 2021, an 18.3% increase.  Excluding the “one-time” income tax provision increase recognized in 2Q 2021 as a result of a future UK tax rate increase and a DTL adjustment, diluted EPS in 1H 2022 were $2.088 compared to non-US GAAP diluted EPS of $1.871 in 1H 2021, an 11.6% increase, also consistent with the increase in EBT per US GAAP.

Diluted shares were 3,650,242 in 2Q 2022 compared to 3,655,319 in 2Q 2021.  Diluted shares were 3,657,864 in 1H 2022 compared to 3,655,514 in 1H 2021.  The lower diluted shares in 2Q 2022 were the result of shares repurchased during 2Q 2022 offset by employee options exercised, and a lower dilution factor for unexercised options. The number of shares added as a dilution factor in 2Q 2022 was 7,375 compared to 9,526 in 2Q 2021. The number of shares added as a dilution factor in 1H 2022 was 9,069 compared to 10,569 in 1H 2021.

The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. Outstanding shares at the end of 2Q 2022 were 3,624,932 compared to 3,654,737 at the end of calendar year 2021. The difference was due to 300 shares added from employee option exercises during 1H 2022, offset by 30,105 shares repurchased in the open market and retired during 2Q 2022. For comparison, outstanding shares were 3,645,798 at the end of 2Q 2021. The total number of outstanding unexercised employee and outside director options at June 30, 2022 was 50,408 at an average exercise price of $69.07, including shares awarded but not yet vested.  This compares to 63,874 unexercised option shares at the end of 2Q 2021 at an average exercise price of $68.38/ share, including shares awarded but not vested.  No options were awarded in 2021 and to date in 2022.

UTMD paid $1,060 ($0.290/share) in dividends to stockholders in 2Q 2022 compared to $1,039 ($0.285/ share) paid in 2Q 2021. The dividends paid to stockholders during 2Q 2022 were 26% of NI. UTMD paid $1,060 ($0.290/share) in dividends to stockholders in 1H 2022 compared to $2,077 ($0.285/ share) paid in 1H 2021. The 1H 2022 dividend total excludes a dividend normally paid in January. A special dividend of $7,309 ($2.00/share) was paid in December 2021 in lieu of January 2022.

In 2Q 2022, UTMD repurchased 30,105 of its shares for $2,495, an average cost of $82.88/ share.  No UTMD shares were repurchased in 2021. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2Q 2022 was $85.90, down 4.4% from the closing price of $89.86 at the end of 1Q 2022, and down 14.1% from the closing price of $100.00 at the end of 2021.  The closing share price one year ago at the end of 2Q 2021 was $85.04.

Balance Sheet.

At June 30, 2022 compared to the end of 2021, UTMD’s cash and investments increased $5,249 to $66,224 primarily as a result of 1H 2022 NP of $7,638 less $3,555 use of cash for dividends to stockholders and UTMD share repurchases. At June 30, 2022, net Intangible Assets decreased to 22.9% of total consolidated assets from 27.2% on December 31, 2021 due in part to a stronger USD which lowers the USD value of Femcare’s GBP IIA. UTMD’s still strong 17.8 current ratio at June 30, 2022 was lower than the 19.5 current ratio at December 31, 2021 as a result of $636 higher accrued liabilities. The average age of trade receivables was 33 days from date of invoice at June 30, 2022 compared to 36 days at December 31, 2021 based on the most recent calendar quarter of sales. Average inventory turns declined slightly to 2.9 in 2Q 2022 compared to 3.0 for the last quarter of 2021 due to increasing safety stocks of raw material.

Financial ratios as of June 30, 2022 which may be of interest to stockholders follow:

1)Current Ratio = 17.8

2)Days in Trade Receivables (based on 2Q 2022 sales activity) = 33

3)Average Inventory Turns (based on 2Q 2022 CGS) = 2.9

4)2022 YTD ROE (before dividends) = 14%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (three months ended June 30)

(in thousands except earnings per share):

	2Q 2022	2Q 2021	Percent Change
Net Sales	$13,428	$12,604	6.5%
Gross Profit	8,151	7,785	4.7%
Operating Income	5,057	4,765	6.1%
Income Before Tax	5,199	4,825	7.7%
Net Income before DTL adjust	4,103	3,817	7.5%
Net Income (US GAAP)	4,103	3,426	19.7%
EPS before DTL adjustment	$1.124	$1.044	7.7%
Earnings Per Share (US GAAP)	$1.124	$.937	19.9%
Shares Outstanding (diluted)	3,650	3,655

INCOME STATEMENT, First Half (six months ended June 30)

(in thousands except earnings per share):

	1H 2022	1H 2021	Percent Change
Net Sales	$25,752	$23,568	9.3%
Gross Profit	15,683	14,732	6.5%
Operating Income	9,579	8,652	10.7%
Income Before Tax	9,729	8,723	11.5%
Net Income before DTL adjust	7,638	6,840	11.7%
Net Income (US GAAP)	7,638	6,450	18.4%
EPS before DTL adjustment	$2.088	$1.871	11.6%
EPS (US GAAP)	$2.088	$1.765	18.3%
Shares Outstanding (diluted)	3,658	3,656

BALANCE SHEET

(in thousands)	(unaudited) JUN 30, 2022	(unaudited) MAR 31, 2022	(audited) DEC 31, 2021	(unaudited) JUN 30, 2021
Assets
Cash & Investments	$66,224	$65,873	$60,974	$59,506
Accounts & Other Receivables, Net	4,938	5,720	5,132	4,606
Inventories	7,338	7,367	6,596	6,118
Other Current Assets	453	520	456	357
Total Current Assets	78,953	79,480	73,158	70,587
Property & Equipment, Net	10,591	10,997	11,066	11,168
Intangible Assets, Net	26,605	29,326	31,412	35,039
Total Assets	$116,149	$119,803	$115,636	$116,794
Liabilities & Stockholders’ Equity
Accounts Payable	818	1,454	761	1,186
REPAT Tax Payable	220	220	220	245
Other Accrued Liabilities	3,401	4,424	2,765	3,000
Total Current Liabilities	$4,439	$6,098	$3,746	$4,431
Deferred Tax Liability – Intangible Assets	1,707	1,946	2,104	2,355
Long Term Lease Liability	368	382	396	322
Long Term REPAT Tax Payable	1,675	1,675	1,675	1,835
Deferred Revenue and Income Taxes	489	534	577	486
Stockholders’ Equity	107,471	109,168	107,138	107,365
Total Liabilities & Stockholders’ Equity	$116,149	$119,803	$115,636	$116,794